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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-A/A

(Amendment No. 1)

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FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF

THE SECURITIES EXCHANGE ACT OF 1934

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ACER THERAPEUTICS INC.

(Exact name of registrant as specified in its charter)

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Delaware	32-0426967
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

One Gateway Center, Ste. 351 (300 Washington St.) Newton, Massachusetts	02458
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Common Stock, par value $0.0001 per share	The Nasdaq Stock Market LLC

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If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box.  ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box.  ☐

Securities Act registration statement file number to which this form relates: None

Securities to be registered pursuant to Section 12(g) of the Act: None

EXPLANATORY NOTE

This Amendment No. 1 to Form 8-A is being filed in connection with the reincorporation from the State of Texas to the State of Delaware (the “Reincorporation”) of Acer Therapeutics Inc. (the “Company”), pursuant to a plan of conversion, dated May 15, 2018 (the “Plan of Conversion”). The Reincorporation was accomplished by the filing of (1) a certificate of conversion with the Texas Secretary of State, and (2) a certificate of conversion and a certificate of incorporation (the “Certificate of Incorporation”) with the Delaware Secretary of State. Pursuant to the Plan of Conversion, the Company also adopted new bylaws (the “Bylaws”). In connection with the Reincorporation, the Company also eliminated its holding company structure by completing a short-form merger of its wholly owned subsidiary, Acer Therapeutics Inc., a Delaware corporation (“Private Acer”), with and into the Company (the “Subsidiary Merger”). The Company was the surviving corporation in connection with the Subsidiary Merger. As the Certificate of Incorporation used a placeholder name of “Acer Reincorporation, Inc.” due to “Acer Therapeutics Inc.” already being in existence in Delaware as Private Acer, in connection with the Subsidiary Merger the Company changed its name to “Acer Therapeutics Inc.” pursuant to a certificate of ownership and merger filed with the Delaware Secretary of State. The Company hereby amends the following items, exhibits or other portions of its Form 8-A filed on August 30, 2006 with the Securities and Exchange Commission (the “SEC”) regarding the description of common stock as set forth herein. The Company’s common stock continues to be listed on the Nasdaq Capital Market under the symbol “ACER.”

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.   Description of Registrant’s Securities to be Registered.

The Company hereby incorporates by reference the description of the Company’s common stock, $0.0001 par value per share (“Common Stock”), contained in the section entitled “Proposal 3 - Approval of the Reincorporation” in the Company’s Definitive Proxy Statement on Schedule 14A, as filed with the SEC on April 9, 2018, to the extent such description relates to the Common Stock of the Company.

Item 2.   Exhibits.

Not applicable.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

ACER THERAPEUTICS INC.

Date: May 15, 2018	By:	/s/ Harry S. Palmin
Harry S. Palmin
Chief Financial Officer

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